Exhibit (a)(5)(ii)

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF PUERTO RICO

JUAN J. RIVERO SOUSS, on behalf of
himself and all others similarly situated,
Civil Action No. 3:09-cv-02305-FAB
Plaintiff,

v.

BANCO SANTANDER S.A. and
SANTANDER BANCORP,

Defendants.

STIPULATION AND AGREEMENT OF

COMPROMISE, SETTLEMENT, AND RELEASE

The parties to the above-captioned class action (the “Action”) currently pending before the United States District Court for the District of Puerto Rico (the “Court”), by and through their respective attorneys, have entered into the following Stipulation and Agreement of Compromise, Settlement, and Release (the “Stipulation” or “Settlement”) and hereby submit this Stipulation for approval by the Court.

WHEREAS:

A. The Action arises out of a proposed two-step transaction by Banco Santander S.A. (“Banco Santander”) to acquire all of the outstanding shares of common stock that it does not already own in Santander Bancorp for $12.69 net per share. Banco Santander currently owns approximately 90.6% of the outstanding shares of common stock of Santander BanCorp.

B. On December 14, 2009, Banco Santander issued a press release (the “December 14, 2009 Press Release”) announcing that it intended to (1) commence a cash tender offer, through its wholly owned subsidiary, Administración de Bancos Latinoamericanos Santander,

S.L., for all of the outstanding shares that it does not already own of common stock of Santander BanCorp (the “Tender Offer”); and (2) as soon as reasonably practicable after the consummation of the Tender Offer, consummate a short form merger with Santander BanCorp in which all remaining public stockholders would receive the same price per share as was paid in the Tender Offer, without interest (the “Short Form Merger,” and, together with the Tender Offer, the “Transactions”). The December 14, 2009 Press Release indicated that Banco Santander intended to offer $12.25 net per share in the Tender Offer.

C. The December 14, 2009 Press Release explained that the shares of any public stockholder who does not tender his, her, or its shares would be cancelled pursuant to the Short Form Merger for the same price per share as offered in the Tender Offer, but that, as required by Puerto Rico law, Banco Santander would withhold Puerto Rico income tax on payments to (1) U.S. citizens not resident in Puerto Rico at a rate of 10%; (2) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (3) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. The December 14, 2009 Press Release further explained that Banco Santander intended to commence the Tender Offer prior to the Short Form Merger, rather than to proceed directly to the Short Form Merger, in order to allow stockholders of Santander BanCorp who are not resident in Puerto Rico the opportunity to receive the consideration without Puerto Rico income tax withholding.

D. The December 14, 2009 Press Release also stated that the commencement and completion of the Tender Offer would not require any approval by the board of directors of Santander BanCorp (the “Santander BanCorp Board”), and that Banco Santander had not asked the Santander BanCorp Board to approve the Tender Offer.

E. On December 31, 2009, plaintiff Juan J. Rivero Souss (“Plaintiff”) filed a putative class action complaint (the “Complaint”) against Banco Santander and Santander BanCorp (together, the “Defendants”) in this Court challenging the Transactions. The Complaint generally alleges, among other things, that, through the proposed Transactions, Banco Santander seeks to unfairly cash out the minority stockholders of Santander BanCorp and, in so doing, has breached its fiduciary duties as a controlling stockholder of Santander BanCorp. The Complaint alleges, among other things, that the December 14, 2009 Press Release failed to disclose that any public stockholders of Santander BanCorp that choose to tender their shares in the Tender Offer would not be entitled to seek an appraisal to determine the fair value of their shares as authorized by Puerto Rico law.

F. On January 11, 2010, counsel to Plaintiff (“Plaintiff’s Counsel”) sent a letter (the “January 11 Letter”) to the independent directors of Santander BanCorp noting that, based on a preliminary review of publicly available information, Plaintiff’s financial consultant questioned the adequacy of the consideration offered to Santander BanCorp’s public stockholders. The January 11 Letter requested the opportunity for Plaintiff’s Counsel to meet with the independent directors to discuss this analysis.

G. During mid-January 2010, counsel to Banco Santander and Plaintiff’s Counsel discussed the Action and the Transactions. Counsel to Banco Santander explained the proposed structure of the Transactions, including the fact that (1) Banco Santander was entitled, under the laws of Puerto Rico, to conduct the Short Form Merger immediately (e.g., without the Tender Offer); (2) were Banco Santander to conduct the Short Form Merger immediately (e.g., without the Tender Offer), then the sole and exclusive remedy of the public stockholders of Santander BanCorp would be individual, statutory appraisal rights; and (3) Banco Santander was planning to conduct a Tender Offer prior to the Short Form Merger solely to allow stockholders of Santander BanCorp who are not resident in Puerto Rico the opportunity to receive the consideration without Puerto Rico income tax withholding. Plaintiff’s Counsel expressed certain concerns about the potential disclosures that Banco Santander would make in connection with the Tender Offer, including that (1) the potential tax consequences to certain stockholders of Santander BanCorp were not clearly explained; and (2) stockholders of Santander BanCorp (particularly those who could not take advantage of the tax benefit) would not be appropriately advised that, by tendering their shares in the Tender Offer, they would be forfeiting their rights to statutory appraisal in connection with the Short Form Merger. Counsel for Banco Santander and Plaintiff’s Counsel discussed possible ways to address these concerns, including permitting Plaintiff’s Counsel an opportunity to review and comment on the draft public disclosures in connection with the Transactions before they were filed with the United States Securities and Exchange Commission (the “SEC”). Plaintiff’s Counsel also raised the possibility of an increase to the consideration being offered to the public stockholders of Santander BanCorp in the Tender Offer.

H. On January 18, 2010, Plaintiff’s Counsel sent counsel to Banco Santander a letter (the “January 18 Letter”) identifying certain of Plaintiff’s Counsel’s concerns regarding the potential disclosures to be made in connection with the Transactions. In particular, the January 18 Letter requested that the anticipated disclosures specifically include disclosures concerning the following information:

•

The tax effects and considerations of the Transactions, including which stockholders would likely benefit from a tax perspective by having Banco Santander acquire their shares via the Tender Offer rather than the Short Form Merger.

•

The appraisal rights available in the Transactions, including (1) which stockholders would have any such rights; and (2) the fact that stockholders who tendered their shares in the Tender Offer would not have appraisal rights in the Short Form Merger.

•	Santander BanCorp management’s future projections for Santander BanCorp.

The January 18 Letter also indicated that Plaintiff’s Counsel believed that Banco Santander should increase the proposed consideration to the public stockholders from the $12.25 net per share originally announced in the December 14, 2009 Press Release.

I. On January 19, 2010, Plaintiff’s Counsel and counsel to Banco Santander, on behalf of their clients, entered into a Stipulation Governing the Protection and Exchange of Confidential Materials.

J. Throughout early 2010, Plaintiff’s Counsel and counsel to Banco Santander discussed potential grounds upon which to settle the Action, including on the following basis: Banco Santander would include Plaintiff’s Counsel in the disclosure process, including providing them with an opportunity to review and comment on the draft Schedule TO and Offer to Purchase before they were filed with the SEC. Any settlement would be expressly conditioned upon Plaintiff’s Counsel being satisfied with the disclosures.

K. On April 19, 2010, Banco Santander and Santander BanCorp each filed an Answer to the Complaint.

L. On May 20, 2010, counsel to Banco Santander provided Plaintiff’s Counsel with a confidential draft of the Schedule TO and Offer to Purchase to be filed by Banco Santander with the SEC in connection with the Transactions. The draft reflected certain proposed disclosures to address the concerns raised by Plaintiff’s Counsel in the Complaint, the January 18 Letter, and conversations between counsel to the parties. Counsel to Banco Santander invited Plaintiff’s Counsel to provide any additional comments on the draft disclosures.

M. On May 26, 2010, Plaintiff’s Counsel sent counsel to Banco Santander a set of comments on the draft Schedule TO and Offer to Purchase from Plaintiff’s Counsel and its financial consultant (the “May 26 Comments”). These comments included suggested ways to potentially improve the draft disclosures concerning, among other things, tax withholdings and other related tax consequences for certain Santander BanCorp stockholders, financial projections generated by Santander BanCorp management, and the data, inputs, methodologies, and analyses underlying the financial valuation work done by Banco Santander’s financial advisor.

N. On June 9, 2010, counsel to Banco Santander sent Plaintiff’s Counsel a revised draft Schedule TO and Offer to Purchase, which included certain revised draft disclosures in response to the May 26 Comments. Counsel to Banco Santander and Plaintiff’s Counsel subsequently had a series of conference calls to discuss additional comments from Plaintiff’s Counsel and its financial consultant.

O. Banco Santander intends to commence the Tender Offer on or about June 24, 2010 by filing a Schedule TO and Offer to Purchase with the SEC. Pursuant to the Tender Offer, Banco Santander intends to offer to acquire the outstanding shares of Santander BanCorp stock for $12.69 net per share (an increase from the original price disclosed in the December 14, 2009 Press Release).

P. Plaintiff’s Counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Plaintiff and Plaintiff’s Counsel to date, including conducting discussions with counsel to Banco Santander; analyzing draft disclosures provided by Banco Santander, documents obtained through publicly available sources, applicable case law, and other authorities; and communicating with their financial and tax consultants. Based on this investigation, Plaintiff in this Action has decided to enter into the

Stipulation and settle the Action based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to the Class (as defined below) from the litigation of the Action and the Settlement; (2) the risks of continued litigation in this Action; (3) the conclusion reached by the parties and their counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class (as defined below) and will result in a material benefit to them; and (4) that Plaintiff and Plaintiff’s Counsel will be provided with the opportunity to conduct limited discovery to confirm their decision to settle the Action based on the benefits and conditions herein.

Q. Defendants have denied, and continue to deny, any wrongdoing or liability with respect to all claims, events, and transactions complained of in this Action, that they engaged in any wrongdoing, that they committed any violation of law, that they breached any fiduciary duties or acted in bad faith, and liability of any kind to the Class (as defined below), but state that they consider it desirable that this Action be settled and dismissed on the merits and with prejudice in order to (1) avoid the substantial expense, burden, and risk of continued litigation; (2) dispose of potentially burdensome and protracted litigation; and (3) finally put to rest and terminate the claims asserted in this Action and dispel any uncertainty that may exist as a result of the pendency of this Action.

NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to approval by the Court, pursuant to Federal Rule of Civil Procedure 23, for good and valuable consideration, that the Action shall be dismissed on the merits with prejudice as to all Defendants and against all members of the Class (as defined below), and all Released Claims (as defined below) shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs (except as provided by paragraphs 9 and 16, below), as to all Released Persons (defined below), upon the following terms and conditions:

DEFINITIONS

1. In addition to the terms defined above, the following additional terms shall have the meanings specified below:

1.1. “Class” means a non-opt-out class for settlement purposes (pursuant to Federal Rules of Civil Procedure 23(a), 23(b)(1), and 23(b)(2)) of all record holders and beneficial owners of common stock of Santander BanCorp at any time during the period beginning on and including December 14, 2009 through and including the date of the consummation of the Transactions (the “Class Period”). Excluded from the Class are Defendants, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person.

1.2. “Final Court Approval” means the date on which the Order and Final Judgment approving the Settlement and dismissing the Action with prejudice becomes final and no longer subject to further appeal or review, whether by the passage of time, affirmance on appeal, or otherwise.

1.3. “Notice” means the Notice of Pendency and Settlement of Action, substantially in the form attached as Exhibit B.

1.4. “Order and Final Judgment” means an order entered by the Court, substantially in the form of Exhibit C attached hereto, approving this Settlement and dismissing the Action with prejudice and without costs to any party (except as provided below in paragraphs 9 and 16).

1.5. “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government, or any political subdivision or agency thereof, or any other business or legal entity.

1.6. “Released Claims” means any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws, or otherwise), whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or embraced, involved in, set forth in, or referred to or otherwise related, directly or indirectly, in any way, to this Action or the subject matter of this Action, and including, without limitation, any claims (whether or not asserted) in any way related to the Tender Offer or the Short Form Merger (including, without limitation, the transactions related to, the consideration paid in, or the adequacy and completeness of disclosures made in connection with, the Tender Offer or the Short Form Merger); provided however, that the Released Claims shall not be construed to limit the right of the Defendants, Plaintiff, or any member of the Class to enforce the terms of this Stipulation or any properly perfected claims for appraisal under Puerto Rico law.

1.7. “Released Persons” means any person receiving a release set forth in paragraphs 3 through 6 below.

1.8. “Releases” mean the releases set forth in paragraphs 3 through 6 below.

1.9. “Releasing Person” means any person granting a release set forth in paragraphs 3 through 6 below.

1.10. “Scheduling Order” means an order in substantially the form attached hereto as Exhibit A scheduling a hearing to preliminarily approve the Settlement and establish the procedure and/or timing for: (1) conducting confirmatory discovery as provided in paragraph 15 below; (2) the approval of the Notice; and (3) the Court’s consideration of the Settlement, the Class certification, and Plaintiff’s application for attorneys’ fees and expenses.

1.11. “Settlement Hearing” means the hearing or hearings at which the Court will review the fairness, reasonableness, and adequacy of the Settlement, and the appropriateness and amount of an award of attorneys’ fees and expenses payable to Plaintiff’s Counsel.

SETTLEMENT CONSIDERATION

2. In consideration for the full settlement and release of all Released Claims, Banco Santander has taken and will take the following actions:

•

Banco Santander will make certain disclosures in the Schedule TO and Offer to Purchase to be filed with the SEC on or about June 24, 2010, which address concerns raised by Plaintiff’s Counsel in the Complaint, the January 11 Letter, the January 18 Letter, the May 26 Comments, and conversations with counsel to Banco Santander. These disclosures include, but are not limited to, information concerning:

•

the tax effects and considerations of the Transactions, including which stockholders would likely benefit from a tax perspective by having Banco Santander acquire their shares via the Tender Offer rather than the Short Form Merger;

•

the appraisal rights available in the Transactions, including which stockholders would have any such rights and the fact that stockholders who tendered their shares in the Tender Offer would not have appraisal rights in the Short Form Merger;

•	Santander BanCorp management’s future projections for Santander BanCorp; and

•	the data, inputs, methodologies, and analyses underlying the financial valuation work done by Banco Santander’s financial advisor.

•

Banco Santander and Santander BanCorp provided and will continue to provide Plaintiff’s Counsel with the opportunity to review and comment on drafts of the Schedule TO and Offer to Purchase, and amendments thereto, as well as drafts of the Recommendation Statement on Schedule 14D-9, before they were or are filed with the SEC. The Settlement is expressly conditioned on Plaintiff’s Counsel’s ultimate satisfaction that the final disclosures are not materially false or omissive.

•

Banco Santander intends to increase the net price per share in the Offer from $12.25 to $12.69 and acknowledges that the pendency of the Action was one of several factors (although not the principal factor) that Banco Santander considered in deciding to increase the Offer price.

SCOPE OF RELEASES

3. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action, and any and all related claims as to any settling party to this Action, or party that could have been named in this Action or any related action.

4. Plaintiff, Plaintiff’s Counsel, and each and every member of the Class, and any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for them or on their behalf, individually and collectively, shall and hereby do completely, fully, finally, and forever release, relinquish, settle, and discharge each and all of the Defendants and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, stockholders, agents, representatives, employees, attorneys, consultants, advisors (including financial or investment advisors), trustees, administrators, insurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns, from any and all of the Released Claims.

5. Defendants, their counsel, and any persons receiving a release described in Paragraph 4, shall and hereby do completely, fully, finally, and forever release, relinquish, settle, and discharge Plaintiff, Plaintiff’s Counsel, and all Class members from any and all claims arising out of or relating to their filing, prosecuting, or settling the Action; provided however, that the release shall not include the right of the Defendants to enforce the terms of the Settlement.

EFFECT OF RELEASES

6. The releases contemplated by this Stipulation extend to claims that any Releasing Person may not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Person’s decision to enter into this release or whether or how to object to the Court’s approval of the Settlement. The Releasing Persons shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the releases set forth above. In particular, the Releasing Persons shall be deemed by operation of law to have relinquished to the full extent permitted by law, the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons shall be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to section 1542 of the California Civil Code. The parties do not and shall not concede that any law, other than the law of Puerto Rico, is applicable to this Stipulation or the release of the Released Claims. The Releasing Persons acknowledge that the Releasing Persons may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of the Releasing Persons to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The parties to this Stipulation acknowledge that the foregoing waiver was separately bargained for and is a material term of the Settlement.

CLASS CERTIFICATION

7. For purposes of settlement only, the parties agree that the Action shall be maintained and certified as a non-opt-out class action, pursuant to Federal Rules of Civil Procedure 23(a), 23(b)(1) and 23(b)(2), on behalf the Class. In the event that the Settlement does not become final for any reason, the Class shall be de-certified without prejudice to Plaintiff’s right to subsequently seek class certification in the normal course of any future proceedings. Defendants reserve the right to oppose certification of any class in any future proceedings.

SCHEDULING ORDER AND PRELIMINARY APPROVAL

8. As soon as practicable after the Stipulation has been executed, the parties to the Action shall jointly submit the Stipulation together with its related documents to the Court, and shall apply to the Court to enter the Scheduling Order and Order Preliminarily Approving Proposed Settlement, substantially in the form attached hereto as Exhibit A. The parties to the Action shall include as part of this order a form of Notice substantially in the form attached hereto as Exhibit B.

NOTICE

9. Banco Santander shall be responsible (and shall bear the costs) for the reproduction and distribution of the Notice, in the form attached hereto as Exhibit B, or as otherwise approved by the Court. Following consummation of the Transactions, and no later than forty-five (45) days prior to the Settlement Hearing, Banco Santander shall cause the Notice to be distributed, by United States mail, to all reasonably identifiable members of the Class at the respective addresses set forth in the stock records of Santander BanCorp as of the final day of the Class Period. At least ten (10) days prior to the Settlement Hearing, counsel for Banco Santander shall file with the Court an appropriate affidavit with respect to the preparation and mailing of the Notice.

INJUNCTION

10. Upon entry of the Scheduling Order, pending Final Court Approval of the Settlement, the members of the Class are barred and enjoined without the necessity of posting bond from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, whether directly, representatively, individually, derivatively on behalf of Santander BanCorp, or in any other capacity, which have been or could have been asserted, against any Released Person.

STAY OF PROCEEDINGS

11. The parties agree to use their reasonable best efforts to prevent, stay or seek dismissal of, or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any Released Person that challenges the Settlement or otherwise involves any Released Claims. Neither the injunction described in Paragraph 10 above nor the stay of proceedings described in this Paragraph will restrict Plaintiff’s ability to conduct confirmatory discovery, or otherwise take steps to consummate the Settlement, as contemplated herein.

DISMISSAL OF ACTIONS WITH PREJUDICE

12. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall jointly and promptly request that the Court enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C.

CONDITIONS OF SETTLEMENT

13. This Settlement (including the Releases given pursuant to the terms of this Stipulation) shall be null and void and of no force and effect, unless otherwise agreed by the parties pursuant to paragraph 37 herein, if: (1) the Transactions are not consummated; (2) the Court does not certify the Class; (3) Plaintiff’s Counsel concludes that the discovery set forth in paragraph 15 does not confirm that the Settlement is fair, reasonable, adequate, and in the best interests of the Class; (4) Plaintiff’s Counsel concludes that the disclosures in connection with the Transactions are materially omissive or misleading; (5) the Settlement does not obtain Final

Court Approval for any reason; or (6) the Action is not dismissed with prejudice against all Defendants, with such dismissals becoming final and no longer subject to further appeal or review by lapse of time or otherwise. In such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Action.

14. The existence of this Stipulation and its contents and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Plaintiff or Plaintiff’s Counsel, the Class, or any present or former stockholders of Santander BanCorp, or any other person, has suffered any damage attributable in any manner to any Released Person. Nor shall the existence of this Stipulation and its contents and any negotiations, statements, or proceedings in connection therewith be construed as a presumption, concession, or admission by Plaintiff, any member of the Class, or Plaintiff’s Counsel of any infirmity of the Released Claims. The existence of the Stipulation, its contents, or any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement. Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto in any action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim. This provision shall remain in force in the event that the Settlement is terminated.

CONFIRMATORY DISCOVERY

15. Plaintiff’s Counsel and counsel for Defendants agree to engage in reasonable, additional confirmatory discovery, including the depositions of certain relevant witnesses, as agreed to by such parties. The Scheduling Order shall provide that such confirmatory discovery shall be concluded by Plaintiff’s Counsel and counsel for Defendants on or before the date on which Notice is disseminated to stockholders of Santander BanCorp pursuant to paragraph 9 above.

ATTORNEYS’ FEES

16. Plaintiff and Plaintiff’s Counsel intend to petition the Court for an award of three-hundred and twenty-five thousand dollars ($325,000.00) for attorneys’ fees and expenses (including all costs, disbursements, and expert and consultant fees, with the exception of the cost of videoconference for depositions, which will be borne by Defendants) in connection with this Action to be paid by Banco Santander. Defendants agree not to oppose any such petition and acknowledge that Plaintiff’s Counsel have a claim for attorneys’ fees and reimbursement of expenses in this Action based upon the benefits that the litigation of the Action and the Settlement have provided and will provide to the Class. Banco Santander, on behalf of and for the benefit of itself and all Defendants in this Action, agrees to pay any final award of fees and expenses by the Court, not to exceed the amounts specified in the first sentence of this paragraph.

17. Resolution of the petition for an award of attorneys’ fees and expenses shall not be a precondition to this Settlement or to the dismissal with prejudice of the Action. The Court may consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and expenses. Any dispute regarding the allocation or division of any fees and expenses among counsel for the Plaintiff shall have no effect on this Stipulation or the Settlement.

18. If the Court grants the fee petition, any amount awarded shall be paid to Plaintiff’s Counsel by Banco Santander within ten (10) business days after an order granting the fee application is entered, subject to Plaintiff’s Counsel’s obligation to make appropriate refunds or repayments to Banco Santander of the applicable portion of the fee received by each of them if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the amount of the fee awarded is reduced or the Settlement (or any of the Releases set forth in the Settlement) is overturned or otherwise disturbed. Except as expressly provided in this paragraph and paragraphs 9 and 16 above, Banco Santander and/or any Defendant in the Action shall not be liable for any fees or expenses of Plaintiff, Plaintiff’s Counsel, or any member of the Class, or of any attorney, expert, advisor, agent, or representative of the foregoing in connection with this Settlement.

19. Defendants and their counsel shall have no responsibility for, and no liability whatsoever with respect to, the fee allocation among Plaintiff’s Counsel. Any allocation among Plaintiff’s Counsel of the fee amount referenced in paragraph 17 above shall be made at the sole discretion of Plaintiff’s Counsel, and is subject to each Plaintiff’s Counsel’s obligations to make appropriate refunds or repayments of the applicable portion of the fee received by each of them if, as a result of any appeal and/or further proceeds on remand, or successful collateral attack, the amount of the fee awarded is reduced.

BEST EFFORTS

20. The parties and their respective counsel agree to cooperate fully with one another in seeking the Court’s approval of this Stipulation and the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement).

21. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

STIPULATION NOT AN ADMISSION

22. The provisions contained in this Stipulation and all negotiations, statements, and proceedings in connection therewith are not, will not be argued to be, and will not be deemed to be, a presumption, a concession, or an admission by any party of any fault, liability, or wrongdoing, or lack thereof, as to any fact or claim alleged or asserted in this Action or any other actions or proceedings and will not be interpreted, construed, deemed, invoked, offered, or received in evidence, or otherwise used by any party or person in this or any other actions or proceedings, whether civil, criminal, or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

NO WAIVER

23. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

24. No waiver, express or implied, by any party of any breach or default in the performance by the other party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation.

AUTHORITY

25. This Stipulation will be executed by counsel to the parties to the Action, each of whom represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such party, and that it shall be binding on such party in accordance with its terms.

SUCCESSORS AND ASSIGNS

26. This Stipulation is and shall be binding upon, and inure to the benefit of, the parties and their respective agents, executors, administrators, heirs, successors, and assigns, including without limitation any corporation or other entity with which any party hereto may merge or otherwise consolidate.

GOVERNING LAW AND FORUM

27. This Stipulation and the Settlement shall be governed by, and construed in accordance with, the laws of Puerto Rico, without regard to conflict of laws principles. Any dispute arising out of this Stipulation or Settlement shall be filed and litigated exclusively in this Court. Each party hereto (1) consents to personal jurisdiction in any such action (but in no other action) brought in this Court; (2) consents to service of process by registered mail upon such party and/or such party’s agent; (3) waives any objection to venue in this Court and any claim this Court is an inconvenient forum; and (4) waives any right to demand a jury trial as to any such action.

WARRANTY

28. Plaintiff and Plaintiff’s Counsel represent and warrant that none of the Released Claims has been assigned, encumbered, or in any manner transferred in whole or in part, and that Plaintiff and Plaintiff’s Counsel will not attempt to assign, encumber, or in any manner transfer in whole or in part any of the Released Claims.

29. Defendants and their counsel represent and warrant that none of the Released Claims has been assigned, encumbered, or in any manner transferred in whole or in part, and that Defendants and their counsel will not attempt to assign, encumber, or in any manner transfer in whole or in part any of the Released Claims.

30. Each party represents and warrants that the party, the party’s counsel, or a responsible officer or partner or other fiduciary thereof, has read this Stipulation and understands the contents hereof.

31. Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and all of the matters pertaining thereto, as the party deems necessary and advisable.

ENTIRE AGREEMENT

32. This Stipulation and the attached exhibits constitute the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings, or representations. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

INTERPRETATION

33. Each term of this Stipulation is contractual and not merely a recital.

34. This Stipulation will be deemed to have been mutually prepared by the parties and will not be construed against any of them by reason of authorship.

35. Paragraph titles have been inserted for convenience only and will not be used in determining the terms of this Stipulation.

36. The terms and provisions of this Stipulation are intended solely for the benefit of the Released Persons, the Class, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights or remedies upon any other person or entity, except any attorneys’ fees and expenses to be paid pursuant to the terms of this Stipulation.

AMENDMENTS

37. This Stipulation may not be amended, changed, waived, discharged, or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by the party against whom enforcement of such amendment, change, waiver, discharge, or termination is sought.

COUNTERPARTS

38. This Stipulation may be executed in any number of actual, telecopied, or electronically mailed counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. This Stipulation will become effective when the actual or telecopied counterparts have been signed by each of the parties and delivered to the other parties. The executed signature page(s) from each actual, telecopied, or electronically mailed counterpart may be joined together and attached and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Stipulation, dated June 23, 2010, to be executed, by their duly authorized attorneys.

Dated:	June 23, 2010	DAVIS POLK & WARDWELL LLP

		By:	/s/ Lawrence Portnoy
Lawrence Portnoy

Dated:	June 23, 2010	PIETRANTONI MÉNDEZ & ALVAREZ LLP

		By:	/s/ Heidi L. Rodríguez-Benítez
Heidi L. Rodríguez-Benítez
(USDC-PR No. 210106)

Counsel for Defendant Banco Santander S.A.

Dated:	June 23, 2010	SANTANDER BANCORP

		By:	/s/ Rafael S. Bonilla Rodriguez
Rafael S. Bonilla Rodriguez
(USDC-PR No. 212206)

Counsel for Defendant Santander BanCorp

Dated:	June 23, 2010	WOLF POPPER LLP

		By:	/s/ Chet B. Waldman /s/ Carlos E. López López
Chet B. Waldman
Carlos E. López López
(USDC-PR No. 209512)

Counsel for Plaintiff Juan J. Rivero Souss

Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF PUERTO RICO

JUAN J. RIVERO SOUSS, on behalf of
himself and all others similarly situated,
Civil Action No. 3:09-cv-02305-FAB
Plaintiff,

v.

BANCO SANTANDER S.A. and
SANTANDER BANCORP,

Defendants.

SCHEDULING ORDER AND

ORDER PRELIMINARILY APPROVING PROPOSED SETTLEMENT

The parties to the action captioned Rivero Souss v. Banco Santander S.A. (C.A. No. 3:09-cv-02305-FAB) (the “Action”), having applied pursuant to Federal Rule of Civil Procedure 23(e) for an order preliminarily approving the proposed settlement of the Action in accordance with the Stipulation and Agreement of Compromise, Settlement, and Release entered into by the parties on June 23, 2010 (the “Stipulation”), upon the terms and conditions set forth in the Stipulation (the “Settlement”); the Stipulation contemplating certification by this Court of a class in the Action, solely for the purposes of settlement; the Court having read and considered the Stipulation and accompanying documents; and all parties having consented to the entry of this Order,

NOW, THEREFORE, this      day of                 , 2010, upon application of the parties, IT IS HEREBY ORDERED that:

1. Solely for purposes of the Settlement, the Action shall be preliminarily certified and maintained as a non-opt-out class action, pursuant to Federal Rules of Civil Procedure 23(a),

23(b)(1), and 23(b)(2), on behalf of a class consisting of all record holders and beneficial owners of common stock of Santander BanCorp at any time during the period beginning on and including December 14, 2009 through and including the date of the consummation of the Tender Offer1 and the Short-Form Merger (the “Transactions”), and excluding the defendants in the Action, any entity in which a defendant in the Action has or had a controlling interest, officers of the defendants in the Action, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”). The Court preliminarily certifies plaintiff Juan J. Rivero Souss as representative of the Class (the “Lead Plaintiff”). The law firm Wolf Popper LLP is preliminarily certified as the lead counsel to the Lead Plaintiff and the Class in the Action (“Lead Counsel”).

2. The proposed Settlement, as embodied in the Stipulation and the exhibits attached thereto, is preliminarily approved as fair, reasonable, adequate, and in the best interests of the Class, pending a final hearing on the proposed Settlement as provided herein.

3. A hearing (the “Settlement Hearing”) shall be held on                 , 2010 at             .m., after the consummation of the Transactions, in the United States District Court for the District of Puerto Rico, Clemente Ruíz-Nazario U.S. Courthouse, 150 Carlos Chardón Street, San Juan, Puerto Rico 00918, to:

a.	determine whether the preliminary certifications herein should be made final;

b.	determine whether the Settlement should be finally approved by the Court as fair, reasonable, adequate, and in the best interests of the Class;

c.	determine whether the Order and Final Judgment should be entered in the Action pursuant to the Stipulation;

[1]	Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

d.	hear and determine any objections to the Settlement or the application of Lead Counsel in the Action for an award of attorneys’ fees and expenses; and

e.	consider the joint application of Lead Plaintiff and Lead Counsel for an award of attorneys’ fees and expenses.

4. The Court reserves the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.

5. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

6. Following consummation of the Transactions, and at least forty-five (45) days prior to the Settlement Hearing, Banco Santander shall cause a Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action and Settlement Hearing, and Right to Appear (the “Notice”), substantially in the form annexed as Exhibit C to the Stipulation, to be mailed by United States mail, postage pre-paid, to all reasonably identifiable members of the Class at their last known addresses set forth in the stock transfer records maintained by or on behalf of Banco Santander. All record holders in the Class who were not also the beneficial owners of the shares of common stock of Santander BanCorp held by them of record are requested to forward the Notice to such beneficial owners of those shares. Banco Santander shall use reasonable efforts to give notice to such beneficial owners by (a) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests copies for distribution to beneficial owners, or (b) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders. Banco Santander shall be responsible for and shall pay all costs and expenses incurred in providing such Notice to the members of the Class.

7. The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfies the requirements of due process, Federal Rule of Civil Procedure 23, and applicable law. Counsel for Banco Santander shall, at least ten (10) days prior to the date of the Settlement Hearing directed herein, file with the Court proof of mailing of the Notice.

8. Confirmatory discovery of Defendants, as agreed to by such parties and as set forth in the Stipulation, shall be concluded on or before the date on which the Notice is disseminated.

9. All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court. Pending final determination of whether the Settlement should be approved, Lead Plaintiff, Lead Counsel, and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs, and assigns, are barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims against any Released Persons.

10. Any member of the Class who objects to the Settlement, the Order and Final Judgment to be entered in the Action, respectively, and/or the joint application by Lead Plaintiff and Lead Counsel for attorneys’ fees, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing at the Class member’s expense and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown, no person other than Lead Counsel and counsel for the Defendants shall be heard and no papers, briefs, pleadings, or other documents submitted by any member of the Class shall be considered by the Court unless, not later than ten (10) calendar days prior to the Settlement Hearing directed herein (a) a written notice of intention to appear; (b) proof of membership in the Class; (c) a detailed statement of the objections by the member of the Class to any matters before the Court; and (d) the grounds therefor or the reasons why such member of the Class desires to appear and be heard, as well as all documents or writings such person desires the Court to consider, are filed by such person with the Court, and, on or before such filing, are served by hand or overnight mail on the following counsel of record:

Chet B. Waldman

Wolf Popper LLP

845 Third Avenue

New York, NY 10022

Counsel for Lead Plaintiff and the Class

Lawrence Portnoy

450 Lexington Avenue

New York, NY 10017

Counsel for Defendant Banco Santander S.A.

Rafael S. Bonilla Rodriguez

P.O. Box 362589

San Juan, PR 00936

Counsel for Defendant Santander BanCorp

11. Any member of the Class who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.

12. The Stipulation and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Lead Plaintiff or Lead Counsel, the Class, or any present or former stockholders of Santander BanCorp, or any other person, has any infirmity in their claims against Defendants or has suffered any damage attributable in any manner to any Released Person. The existence of the Stipulation, its contents, and any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted into evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement. Notwithstanding the foregoing, any of the Released Persons may file the Stipulation, or any judgment or order of the Court related hereto, in any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

13. If the Settlement is approved by the Court following the Settlement Hearing, a Final Order and Judgment will be entered as described in the Stipulation.

14. If the Settlement, including any amendment made in accordance with the Stipulation, is not approved by the Court or shall not become effective for any reason whatsoever, the Settlement (including any modification thereof made with the consent of the parties as provided for in the Stipulation), and preliminary certifications herein and any actions taken or to be taken in connection therewith (including this Order and any judgment entered herein) shall be terminated and shall become void and of no further force and effect, except for Banco Santander’s obligation to pay for any expenses incurred in connection with the Notice and administration provided for by this Scheduling Order. In that event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or received as evidence in this or any other action or proceeding.

15. The Court may, for good cause, extend any of the deadlines set forth in this Order without further notice to members of the Class.

The Honorable Francisco A. Besosa
United States District Court Judge

Exhibit B

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF PUERTO RICO

JUAN J. RIVERO SOUSS, on behalf of
himself and all others similarly situated,
Civil Action No. 3:09-cv-02305-FAB
Plaintiff,

v.

BANCO SANTANDER S.A. and
SANTANDER BANCORP,

Defendants.

NOTICE OF PENDENCY OF CLASS ACTION,

PROPOSED CLASS ACTION DETERMINATION,

PROPOSED SETTLEMENT OF CLASS ACTION,

SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF SANTANDER BANCORP AT ANY TIME DURING THE PERIOD BEGINNING ON AND INCLUDING DECEMBER 14, 2009 THROUGH AND INCLUDING THE DATE OF THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS, OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM.

PLEASE READ ALL OF THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS ACTION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE PROPOSED SETTLEMENT, OR PURSUING THE RELEASED CLAIMS (AS DEFINED HEREIN).

IF YOU HELD OR TENDERED THE COMMON STOCK OF SANTANDER BANCORP FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

I.	PURPOSE OF NOTICE

The purpose of this Notice is to inform you of the proposed settlement (the “Settlement”) of the above-captioned lawsuit (the “Action”) pending before the United States District Court for the District of Puerto Rico (the “Court”). This Notice also informs you of the Court’s certification of the Class (as defined below) for purposes of the Settlement and notifies you of your right to participate in a hearing to be held on [-------- --], 2010 at [X:XX x].m. EST, before the Court in the Clemente Ruíz-Nazario U.S. Courthouse, 150 Carlos Chardón Street, San Juan, Puerto Rico 00918 (the “Settlement Hearing”), to determine whether the Court should approve the Settlement as fair, reasonable, adequate, and in the best interests of the Class, to determine whether plaintiff Juan J. Rivero Souss (also referred to herein as the “Lead Plaintiff”) and his counsel (“Plaintiff’s Counsel”) have adequately represented the interests of the Class in the Action, and to consider other matters, including a request by Lead Plaintiff and Plaintiff’s Counsel for an award of attorneys’ fees and reimbursement of expenses.

The Court has determined that, for purposes of the Settlement only, the Action shall be preliminarily maintained as a non-opt-out class action under Federal Rules of Civil Procedure 23(a), 23(b)(1), and 23(b)(2), by the Lead Plaintiff as Class representative, on behalf of a class consisting of all record holders and beneficial owners of common stock of Santander BanCorp at any time during the period beginning on and including December 14, 2009 through and including the date of the consummation of the Transactions (as defined below) (the “Class Period”), and excluding the defendants in the Action, any entity in which a defendant in the Action has or had a controlling interest, officers of the defendants in the Action and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”). At the Settlement Hearing, among other things, the Court will consider whether the Class should be certified pursuant to Federal Rule of Civil Procedure 23 and whether the Lead Plaintiff has adequately represented the Class.

This Notice describes the rights that you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

If the Court approves the Settlement, the parties to the Action will ask the Court at the Settlement Hearing to enter an Order and Final Judgment dismissing the Action with prejudice on the merits.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT. IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.	BACKGROUND OF THE ACTION

The Action arises out of a two-step transaction by Banco Santander S.A. (“Banco Santander”) to acquire all of the outstanding shares of common stock that it does not already own in Santander BanCorp for $12.69 net per share. Banco Santander currently owns approximately 90.6% of the outstanding shares of common stock of Santander BanCorp.

On December 14, 2009, Banco Santander issued a press release (the “December 14, 2009 Press Release”) announcing that it intended to (1) commence a cash tender offer, through its wholly owned subsidiary, Administración de Bancos Latinoamericanos Santander, S.L., for all of the outstanding shares that it does not already own of common stock of Santander BanCorp (the “Tender Offer”); and (2) as soon as reasonably practicable after the consummation of the Tender Offer, consummate a short form merger with Santander BanCorp in which all remaining public stockholders would receive the same price per share as was paid in the Tender Offer, without interest (the “Short Form Merger,” and, together with the Tender Offer, the “Transactions”). The December 14, 2009 Press Release indicated that Banco Santander intended to offer $12.25 net per share in the Tender Offer.

The December 14, 2009 Press Release explained that the shares of any public stockholder who does not tender his, her, or its shares would be cancelled pursuant to the Short Form Merger for the same price per share as offered in the Tender Offer, but that, as required by Puerto Rico law, Banco Santander would withhold Puerto Rico income tax on payments to (1) U.S. citizens not resident in Puerto Rico at a rate of 10%; (2) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (3) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. The December 14, 2009 Press Release further explained that Banco Santander intended to commence the Tender Offer prior to the Short Form Merger, rather than to proceed directly to the Short Form Merger, in order to allow stockholders of Santander BanCorp who are not resident in Puerto Rico the opportunity to receive the consideration without Puerto Rico income tax withholding.

The December 14, 2009 Press Release also stated that the commencement and completion of the Tender Offer would not require any approval by the board of directors of Santander BanCorp (the “Santander BanCorp Board”), and that Banco Santander had not asked the Santander BanCorp Board to approve the Tender Offer.

On December 31, 2009, plaintiff Juan J. Rivero Souss filed a putative class action complaint (the “Complaint”) against Banco Santander and Santander BanCorp (together, the “Defendants”) in the Court challenging the Tender Offer. The Complaint generally alleges, among other things, that, through the proposed Transactions, Banco Santander seeks to unfairly cash out the minority stockholders of Santander BanCorp and, in so doing, has breached its fiduciary duties as a controlling shareholder of Santander BanCorp. The Complaint alleges, among other things, that the December 14, 2009 Press Release failed to disclose that any public stockholders of Santander BanCorp that choose to tender their shares in the Tender Offer would not be entitled to seek an appraisal to determine the fair value of their shares pursuant to Puerto Rico law.

On January 11, 2010, counsel to Plaintiff (“Plaintiff’s Counsel”) sent a letter (the “January 11 Letter”) to the independent directors of Santander BanCorp noting that, based on a preliminary review of publicly available information, Plaintiff’s financial consultant questioned the adequacy of the consideration offered to Santander BanCorp’s public stockholders. The January 11 Letter requested the opportunity for Plaintiff’s Counsel to meet with the independent directors to discuss this analysis.

During mid-January 2010, counsel to Banco Santander and Plaintiff’s Counsel discussed the Action and the Transactions. Counsel to Banco Santander explained the proposed structure of the Transactions, including the fact that (1) Banco Santander was entitled, under the laws of Puerto Rico, to conduct the Short Form Merger immediately (e.g., without the Tender Offer); (2) were Banco Santander to conduct the Short Form Merger immediately (e.g., without the Tender Offer), then the sole and exclusive remedy of the public stockholders of Santander BanCorp would be individual, statutory appraisal rights; and (3) Banco Santander was planning to conduct a Tender Offer prior to the Short Form Merger solely to allow stockholders of Santander BanCorp who are not resident in Puerto Rico the opportunity to receive the consideration without Puerto Rico income tax withholding. Plaintiff’s Counsel expressed certain concerns about the potential disclosures that Banco Santander would make in connection with the Tender Offer, including that (1) the potential tax consequences to certain stockholders of Santander BanCorp were not clearly explained; and (2) stockholders of Santander BanCorp (particularly those who could not take advantage of the tax benefit) would not be appropriately advised that, by tendering their shares in the Tender Offer, they would be forfeiting their rights to statutory appraisal in connection with the Short Form Merger. Counsel for Banco Santander and Plaintiff’s Counsel discussed possible ways to address these stockholder concerns, including permitting Plaintiff’s Counsel an opportunity to review and comment on the draft public disclosures in connection with the Tender Offer before they were filed with the United States Securities and Exchange Commission (the “SEC”). Plaintiff’s Counsel also raised the possibility of an increase to the consideration being offered to the public stockholders of Santander BanCorp in the Tender Offer.

On January 18, 2010, Plaintiff’s Counsel sent counsel to Banco Santander a letter (the “January 18 Letter”) identifying certain of Plaintiff’s Counsel’s concerns regarding the potential disclosures to be made in connection with the Transactions. In particular, the January 18 Letter requested that the anticipated disclosures specifically include disclosures concerning the following information:

•

The tax effects and considerations of the Transactions, including which stockholders would likely benefit from a tax perspective by having Banco Santander acquire their shares via the Tender Offer rather than the Short Form Merger.

•

The appraisal rights available in the Transactions, including (1) which stockholders would have any such rights; and (2) the fact that stockholders who tendered their shares in the Tender Offer would not have appraisal rights in the Short Form Merger.

•	Santander BanCorp management’s future projections for Santander BanCorp.

The January 18 Letter also indicated that Plaintiff’s Counsel believed that Banco Santander should increase the proposed consideration to the public stockholders from the $12.25 net per share originally announced in the December 14, 2009 Press Release.

On January 19, 2010, Plaintiff’s Counsel and counsel to Banco Santander, on behalf of their clients, entered into a Stipulation Governing the Protection and Exchange of Confidential Materials.

Throughout early 2010, Plaintiff’s Counsel and counsel to Banco Santander discussed potential grounds upon which to settle the Action, including on the following basis: Banco Santander would include Plaintiff’s Counsel in the disclosure process, including providing them with an opportunity to review and comment on the draft Offer to Purchase and Schedule TO before they were filed with the SEC. Any settlement would be expressly conditioned upon Plaintiff’s Counsel being satisfied with the disclosures.

On April 19, 2010, Banco Santander and Santander BanCorp each filed an Answer to the Complaint.

On May 20, 2010, counsel to Banco Santander provided Plaintiff’s Counsel with a confidential draft of the Schedule TO and Offer to Purchase to be filed by Banco Santander with the SEC in connection with the Tender Offer. The draft reflected certain proposed disclosures to address the concerns raised by Plaintiff’s Counsel in the Complaint, the January 18 Letter, and conversations with counsel to Santander BanCorp. Counsel to Banco Santander invited Plaintiff’s Counsel to provide any additional comments on the draft disclosures.

On May 26, 2010, Plaintiff’s Counsel sent counsel to Banco Santander a set of comments on the draft Schedule TO and Offer to Purchase from Plaintiff’s Counsel and its financial consultant (the “May 26 Comments”). These comments included suggested ways to potentially improve the draft disclosures concerning, among other things, tax withholdings and other related tax consequences for certain Santander BanCorp stockholders, financial projections generated by Santander BanCorp management, and the data, inputs, methodologies, and analyses underlying the financial valuation work done by Banco Santander’s financial advisor.

On June 9, 2010, counsel to Banco Santander sent Plaintiff’s Counsel a revised draft Schedule TO and Offer to Purchase, which included certain revised draft disclosures in response to the May 26 Comments. Counsel to Banco Santander and Plaintiff’s Counsel subsequently had a series of conference calls to discuss additional comments from Plaintiff’s Counsel and Lead Plaintiff’s financial consultant.

The parties subsequently determined to settle the Action in accordance with the terms and conditions described below.

On June 24, 2010, Banco Santander commenced the Tender Offer by filing a Schedule TO and Offer to Purchase with the SEC. Pursuant to the Tender Offer, Banco Santander offered to acquire the outstanding shares of Santander BanCorp stock for $12.69 net per share (an increase from the original price disclosed in the December 14, 2009 Press Release).

III.	THE SETTLEMENT AND PARTICIPATION IN THE SETTLEMENT

In consideration for the Settlement (including any claim for attorneys’ fees in connection with the Action) and the release of all Released Claims (see Section IV below), Defendants have taken the following actions:

•

Banco Santander made certain disclosures in the Schedule TO and Offer to Purchase filed with the SEC on June 24, 2010, which addressed concerns raised by Plaintiff’s Counsel in the Complaint, the January 11 Letter, the January 18 Letter, the May 26 Comments, and conversations with counsel to Banco Santander. These disclosures included, but were not limited to, information concerning:

•

the tax effects and considerations of the Transactions, including which stockholders would likely benefit from a tax perspective by having Banco Santander acquire their shares via the Tender Offer rather than the Short Form Merger;

•

the appraisal rights available in the Transactions, including which stockholders would have any such rights and the fact that stockholders who tendered their shares in the Tender Offer would not have appraisal rights in the Short Form Merger;

•	Santander BanCorp management’s future projections for Santander BanCorp; and

•	the data, inputs, methodologies, and analyses underlying the financial valuation work done by Banco Santander’s financial advisor.

•

Banco Santander and Santander BanCorp further provided Plaintiff’s Counsel with the opportunity to review and comment on drafts of the Schedule TO and Offer to Purchase, and amendments thereto, as well as drafts of the Recommendation Statement on Schedule 14D-9, before they were filed with the SEC. The Settlement was expressly conditioned on Plaintiff’s Counsel’s ultimate satisfaction that the final disclosures were not materially false or omissive.

•

Banco Santander increased the net price per share in the Offer from $12.25 to $12.69 and acknowledges that the pendency of the Action was one of several factors (although not the principal factor) that Banco Santander considered in deciding to increase the Offer price.

Defendants have agreed that all costs of providing this Notice to holders of common stock of Santander BanCorp will be paid by Banco Santander, and in no event shall Plaintiff, Lead Counsel, or any member of the Class be responsible for any notice costs or expenses.

If you are a Class member, you will be bound by any judgment entered in the Action whether or not you actually receive this Notice. You may not opt out of the Class.

IV.	RELEASES

The Stipulation and Agreement of Compromise, Settlement, and Release, dated June 23, 2010 (the “Stipulation”) provides that, subject to Court approval of the Settlement, pursuant to Federal Rule of Civil Procedure 23, and for good and valuable consideration, the Action shall be dismissed on the merits with prejudice as to all Defendants and against all members of the Class. In addition, any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal, or proceeding (including, but not limited to, any claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws, or otherwise), whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or embraced, involved in, set forth in, or referred to or otherwise related, directly or indirectly, in any way, to the Action or the subject matter of the Action, and including, without limitation, any claims (whether or not asserted) in any way related to the Tender Offer or the Short Form Merger (including, without limitation, the transactions related to, the consideration paid in, or the adequacy and completeness of disclosures made in connection with, the Tender Offer or the Short Form Merger) (collectively, the “Released Claims”), by or on behalf of any member of the Class (or any of their respective successors in interest, predecessors, counsel, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, or any person or entity acting for them or on their behalf) against any and all of the Defendants and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, stockholders, agents, representatives, employees, attorneys, consultants, advisors (including financial or investment advisors), trustees, administrators, insurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns, shall be individually and collectively, completely, fully, finally, and forever released, relinquished, and discharged; provided however, that the Released Claims shall not be construed to limit the right of the Defendants, Plaintiff, or any member of the Class to enforce the terms of the Stipulation or any properly perfected claims for appraisal under Puerto Rico law.

The Stipulation also provides that Defendants and their respective counsel, individually and collectively, shall completely, fully, finally, and forever release, relinquish, settle, and discharge Lead Plaintiff, Plaintiff’s Counsel, and all Class members from any and all claims arising out of or relating to their filing, prosecuting, or settling the Action; provided however, that the release shall not include the right of the Defendants to enforce the terms of the Settlement.

If the Settlement becomes final, the releases will extend to claims that the parties granting the releases (the “Releasing Persons”) may not know or suspect to exist at the time of the release, which, if known, might have affected their decision to enter into this release or whether or how to object to the Court’s approval of the Settlement. The Releasing Persons, including each member of the Class, shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the release set forth above. In particular, the Releasing Persons, including each member of the Class, shall be deemed to have relinquished to the full extent permitted by law the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons, including each member of the Class, shall be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to section 1542 of the California Civil Code. The parties do not and shall not concede that any law, other than the law of Puerto Rico, is applicable to the Stipulation or the release of the Released Claims. The Releasing Persons, including each member of the Class, acknowledge that the Releasing Persons may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of the Releasing Persons, including each member of the Class, to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts.

V.	REASONS FOR THE SETTLEMENT

A. Plaintiff’s Counsel has reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action. This review included deposing certain relevant witnesses, conducting discussions with counsel to Banco Santander, analyzing confidential documents produced by Banco Santander, and documents obtained through publicly available sources, analyzing applicable case law, and other authorities. and communicating with their financial and tax consultants. Based on this investigation, Lead Plaintiff decided to enter into the

Stipulation and settle the Action based upon the terms and conditions detailed above and below, after taking into account, among other things, (1) the substantial benefits to the Class from the litigation of the Action and the Settlement; (2) the risks of continued litigation in this Action; and (3) the conclusion reached by the parties and their counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class and would result in a material benefit to them.

Defendants have denied, and continue to deny, any wrongdoing or liability with respect to all claims, events, and transactions complained of in this Action, that they engaged in any wrongdoing, that they committed any violation of law, that they breached any fiduciary duties or acted in bad faith, and liability of any kind to the Class, but state that they consider it desirable that this Action be settled and dismissed on the merits and with prejudice in order to (1) avoid the substantial expense, burden, and risk of continued litigation; (2) dispose of potentially burdensome and protracted litigation; and (3) finally put to rest and terminate the claims asserted in this Action and dispel any uncertainty that may exist as a result of the pendency of this Action.

VI.	APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES

Lead Plaintiff and Lead Counsel intend to petition the Court for an award of three-hundred and twenty-five thousand dollars ($325,000.00) for attorneys’ fees and expenses (including costs, disbursements, and expert and consultant fees) in connection with the litigations described in this Notice to be paid by Banco Santander on top of (i.e., not out of) the Tender Offer or Short Form Merger consideration received by Santander BanCorp stockholders (the “Fee Petition”). Therefore, no attorney’s fees or expenses will be borne by Class members. Defendants have agreed not to oppose the Fee Petition and acknowledge that Lead Counsel have a claim for attorneys’ fees and reimbursement of expenses in the Action based upon the benefits that the litigation of the Action and the Settlement have provided to the Class. Banco Santander, on behalf of and for the benefit of itself and the other Defendants, agrees to pay any final award of fees and expenses by the Court, not to exceed the amounts specified in the first sentence of this paragraph.

VII.	CLASS ACTION DETERMINATION

The Court has ordered that, for purposes of the Settlement only, the Action shall be preliminarily maintained as a class action by the named Lead Plaintiff as Class representatives, pursuant to Federal Rules of Civil Procedure 23(a), 23(b)(1), and 23(b)(2), with the Class defined as set forth above.

Inquiries or comments about the Settlement may be directed to the attention of counsel for Lead Plaintiff as follows:

Chet B. Waldman

Wolf Popper LLP

845 Third Avenue

New York, NY 10022

VIII.	SETTLEMENT HEARING

The Court has scheduled a Settlement Hearing, which will be held on [--------, 2010] at [X:XX x].m. EST, at the Clemente Ruíz-Nazario U.S. Courthouse, 150 Carlos Chardón Street, San Juan, Puerto Rico 00918, to: (1) determine whether the preliminary certifications discussed herein should be made final; (2) determine whether the Settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Class; (3) determine whether an Order and Final Judgment should be entered pursuant to the Stipulation; (4) consider the application of Lead Plaintiff and Plaintiff’s Counsel for an award of attorneys’ fees and expenses; (5) hear and determine any objections to the Settlement or the Fee Petition; and (6) rule on such other matters as the Court may deem appropriate.

The Court has reserved the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the Fee Petition, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof. The Court has also reserved the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

IX.	RIGHT TO APPEAR AND OBJECT

Any member of the Class who (1) objects to the: (a) Settlement, (b) Class action determination, (c) adequacy of representation by the Lead Plaintiff, (d) dismissal of the Action, (e) judgment to be entered in the Action, and/or (f) the Fee Petition; or (2) otherwise wishes to be heard, may appear in person or by his or her or its attorney at the Settlement Hearing, at the Class member’s own expense, and present evidence or argument that may be proper and relevant. If you want to do so, however, you must, not later than ten (10) calendar days prior to the Settlement Hearing, file with the Court, Clemente Ruíz-Nazario U.S. Courthouse, 150 Carlos Chardón Street, San Juan, Puerto Rico 00918: (1) a written notice of intention to appear, (2) proof of your membership in the Class, (3) a detailed statement of your objections to any matters before the Court, and (4) the grounds thereof or the reasons for your desiring to appear and be heard, as well as documents or writings you desire the Court to consider. Also, on or before the date that you file such papers, you must serve them by hand or overnight courier upon each of the following attorneys of record:

Chet B. Waldman

Wolf Popper LLP

845 Third Avenue

New York, NY 10022

Counsel for Lead Plaintiff and the Class

Lawrence Portnoy

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Counsel for Defendant Banco Santander, S.A.

Rafael S. Bonilla Rodriguez

P.O. Box 362589

San Juan, PR 00936

Counsel for Defendant Santander BanCorp

Any Class member who does not object to the Settlement, the Class action determination, or the Fee Petition need not do anything.

Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the Class action determination, the Fee Petition, or the judgment to be entered in the Action, or otherwise to be heard, except by serving and filing written objections as described above.

Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

X.	INTERIM INJUNCTION

Pending final determination of whether the Settlement should be approved, the Lead Plaintiff, all members of the Class, and their counsel, and each of them, and any of their respective representatives, trustees, successors, heirs, and assigns, are barred and enjoined from asserting, commencing, prosecuting, continuing, assisting, instigating, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims against any Released Persons.

XI.	ORDER AND FINAL JUDGMENT OF THE COURT

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate, and in the best interests of the Class, the parties will ask the Court to enter an Order and Final Judgment, which will, among other things:

1. approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate, and in the best interests of the Class, pursuant to Federal Rule of Civil Procedure 23(e);

2. authorize and direct the performance of the Settlement in accordance with its terms and conditions and reserve jurisdiction to supervise the consummation of the Settlement provided herein; and

3. dismiss the Action with prejudice on the merits and release the defendants, and each of them, and all the Released Persons from the Released Claims.

XII.	NOTICE TO THOSE HOLDING STOCK FOR THE BENEFIT OF OTHERS

Brokerage firms, banks, and/or other persons or entities who held shares of common stock of Santander BanCorp for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to:

[Insert Address of Mailing Administrator Once Identified]

XIII.	SCOPE OF THE NOTICE

This Notice is not all-inclusive. The references in this Notice to the pleadings in the Action, the Stipulation, and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Action, claims which have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Class are referred to the Court files in the Action. You or your attorney may examine the Court files during regular business hours of each business day at the United States District Court for the District of Puerto Rico, at the Clemente Ruíz-Nazario U.S. Courthouse, 150 Carlos Chardón Street, San Juan, Puerto Rico 00918. Questions or comments may be directed to counsel for the Lead Plaintiff:

Chet B. Waldman

Wolf Popper LLP

845 Third Avenue

New York, NY 10022

DO NOT WRITE OR TELEPHONE THE COURT.

Dated:[                     ], 2010

Exhibit C

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF PUERTO RICO

JUAN J. RIVERO SOUSS, on behalf of
himself and all others similarly situated,
Civil Action No. 3:09-cv-02305-FAB
Plaintiff,

v.

BANCO SANTANDER S.A. and
SANTANDER BANCORP,

Defendants.

ORDER AND FINAL JUDGMENT

A hearing having been held before this Court (the “Court”) on                      , 2010, pursuant to the Court’s Order of                       , 2010 (the “Scheduling and Preliminary Approval Order”), upon a Stipulation and Agreement of Compromise, Settlement, and Release, filed on                      , 2010 (the “Stipulation”), in the action captioned Rivero Souss v. Banco Santander S.A. (C.A. No. 3:09-cv-02305) (the “Action”) that was joined and consented to by all the parties to the Action, which Scheduling and Preliminary Approval Order and Stipulation are incorporated herein by reference; it appearing that due notice of said hearing was given in accordance with the aforementioned Scheduling and Preliminary Approval Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the Settlement of the Action; and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this      day of                 , 2010, as follows:

1. Unless otherwise defined herein, all defined terms shall have the meanings as set forth in the Stipulation.

2. The Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing, and Right to Appear concerning the Action (the “Notice”) has been given to the Class (as defined herein) pursuant to and in the manner directed by the Scheduling and Preliminary Approval Order; proof of the mailing of the Notice was filed with the Court; and full opportunity to be heard has been offered to all parties, the Class, and persons in interest. The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Federal Rule of Civil Procedure 23, due process, and applicable law, and it is further determined that all members of the Class are bound by the Order and Final Judgment herein.

3. Based on the record in the Action, each of the provisions of Federal Rule of Civil Procedure 23 has been satisfied, and the Action has been properly maintained according to the provisions of Federal Rules of Civil Procedure 23(a), 23(b)(1), and 23(b)(2). Specifically, this Court finds that (a) the Class is so numerous that joinder of all members is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of Lead Plaintiff (as defined herein) as representative plaintiff are typical of the claims of the Class; and (d) the Lead Plaintiff and his counsel have fairly and adequately protected and represented the interests of the Class.

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4. The Action is hereby finally certified as a non-opt-out class action, pursuant to Federal Rules of Civil Procedure 23(a), 23(b)(1), and 23(b)(2), on behalf of a class consisting of all record holders and beneficial owners of common stock of Santander BanCorp at any time during the period beginning on and including December 14, 2009 through and including the date of the consummation of the Tender Offer and the Short Form Merger (the “Transactions”), and excluding the defendants in the Action, any entity in which a defendant in the Action has or had a controlling interest, officers of the defendants in the Action, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”). Further, the plaintiff Juan J. Rivero Souss (the “Lead Plaintiff”) is finally certified as Class representative. The law firm Wolf Popper LLP is finally certified as lead counsel to the Lead Plaintiff in the Action (“Lead Counsel”).

5. The Settlement is found to be fair, reasonable, adequate, and in the best interests of the Class, and is hereby approved pursuant to Federal Rule of Civil Procedure 23(e). The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Clerk is directed to enter and docket this Order and Final Judgment in the Action.

6. This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement and this Final Judgment and over all parties to the Action.

7. The Action and the claims asserted therein are hereby dismissed on the merits with prejudice as to all defendants in the Action and against all members of the Class on the merits and, except as provided in the Stipulation, without fees or costs (except as provided below in paragraph 13).

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8. Any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws, or otherwise), whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or embraced, involved in, set forth in, or referred to or otherwise related, directly or indirectly, in any way, to this Action or the subject matter of this Action, and including, without limitation, any claims (whether or not asserted) in any way related to the Tender Offer or the Short Form Merger (including, without limitation, the transactions related to, the consideration paid in, or the adequacy and completeness of disclosures made in connection with, the Tender Offer or the Short Form Merger) (collectively, the “Released Claims”), by or on behalf of any member of the Class (or any of their respective successors in interest, predecessors, counsel, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, or any person or entity acting for them or on their behalf) against any and all of the Defendants and their

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respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, stockholders, agents, representatives, employees, attorneys, consultants, advisors (including financial or investment advisors), trustees, administrators, insurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns, shall be individually and collectively, completely, fully, finally, and forever released, relinquished, and discharged; provided however, that the Released Claims shall not be construed to limit the right of the Defendants, Lead Plaintiff, or any member of the Class to enforce the terms of this Stipulation or any properly perfected claims for appraisal under Puerto Rico General Corporation Law.

9. Any and all claims arising out of or relating to the filing, prosecuting, or settling the Action, by or on behalf of Defendants, their counsel, and any persons receiving a release described in Paragraph 8, against Lead Plaintiff, his counsel, or the Class members, shall be individually and collectively, completely, fully, finally, and forever released, relinquished, and discharged; provided however, that this release shall not include the right of the Defendants to enforce the terms of the Settlement.

10. The releases extend to claims that the parties granting the release (the “Releasing Persons”) do not know or suspect to exist at the time of the releases, which if known, might have affected the Releasing Persons’ decision to enter into the releases or whether or how to object to the Court’s approval of the Settlement. The Releasing Persons shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or

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territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the releases set forth above. In particular, the Releasing Persons shall be deemed to have relinquished to the full extent permitted by law the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons shall be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States or elsewhere which is similar, comparable, or equivalent to California Civil Code section 1542. The Releasing Persons are deemed to have settled and released fully, finally, and forever any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. The parties to the Stipulation acknowledged that the foregoing waiver was separately bargained for and is a material term of the Settlement.

11. Lead Plaintiff, Lead Counsel, and all members of the Class, and any of their respective representatives, trustees, successors, heirs, and assigns, are hereby permanently barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims that are released pursuant to this Order and Final Judgment or under the Stipulation (other than in connection with any properly perfected claims for appraisal under Puerto Rico General Corporation Law).

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12. Neither the Stipulation, the Settlement, this Final Judgment, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack of validity of any Released Claims or any wrongdoing or liability of Defendants; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the parties in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal; or (c) is or may be alleged or mentioned so as to contravene clause (a) above in any litigation or other action unrelated to the enforcement of the Stipulation. Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in any action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

13. Lead Counsel is hereby awarded attorneys’ fees and expenses in the amount of $                        , which sum the Court finds to be fair and reasonable and which shall be paid to Lead Counsel in accordance with the terms of the Stipulation.

14. The effectiveness of the Order and Final Judgment and the obligations of Lead Plaintiff, Lead Counsel, the Class, and the Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal that relates solely to the issue of Lead Counsel’s application for an award of attorneys’ fees and expenses.

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15. The Court further orders, adjudges, and decrees that all other relief be, and is hereby, denied, and that this Order and Final Judgment disposes of all the claims and all the parties in the above-styled and numbered action.

The Honorable Francisco A. Besosa
United States District Court Judge

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